Exhibit 17
Correspondence on
Departure of Director

Philip Kinley

From:	Doug Smith [dsmith@checkmatepowerboats.net]

Sent:	Wednesday, May 16, 2007 12:01 PM

To:	Philip Kinley

Subject:	BOD
PHIL:
I HAVE SUBMITTED MY LETTER OF RESIGNATION TO MIKE SHOPPE AND HAVE MAILED YOU A COPY.
I FEEL MY TENURE AS A DIRECTOR HAS OUTLIVED MY USEFULNESS.
THE BOARD HAS MANY COMPETENT MEMBERS AND I DON’T AGREE WITH THE DIRECTION OF THE BANK.
I WOULD LIKE THIS TO BE EFFECT 5-15-2007.
I WOULD ALSO LIKE TO CLOSE MY DEFERRED COMP. ACCOUNT AND RECEIVE THE PROCEEDS. YOUR
ASSISTANCE IN EXPEDITING THIS WOULD BE GREATLY APPRECIATED.
PLEASE FWD. A COPY OF THIS E-MAIL TO MIKE, I DON’T HAVE HIS E-MAIL ADDRESS.
GOOD LUCK
DOUG SMITH

MR. CHAIRMAN:	5-15-2007
WITH MUCH REGRET I FEEL I CAN NO LONGER SERVE AS A MEMBER OF BOARD OF DIRECTORS OF COMMERCIAL SAVING BANK.
FOR THE PAST 20 YEARS I HAVE SERVED FAITHFULLY AND HAVE ATTENDED ALMOST ALL MEETINGS.
I HAVE GIVEN MY TIME AND ENERGY TO TRY TO IMPROVE THE BANK AND ALL ITS EMPLOYEES AND MANAGEMENT.
I FEEL I CAN NO LONGER IN GOOD CONSCIENCE FULLFILL MY FEDUCIARY DUTY AS A MEMBER OF THIS BOARD.
REGETFULLY
DOUGLAS SMITH

MR. PRESIDENT	5-15-2007
I HAVE RESIGNED MY POSITION AS A DIRECTOR OF THE COMMERCIAL SAVING BANK AND I WOULD LIKE YOU TO LIQUIDATE MY DEFERRED COMPENSATION ACCOUNT WITH MERRILL- LYNCH, ASAP.
THE CHECK CAN BE MAILED TO MY P.O. BOX. OR MR. ROTH COULD TRANSFER THE FUNDS TO MY M-L ACCOUNT.
DOUGLAS SMITH
P.O. BOX 108
BUCYRUS, OHIO 44820
SINCERELY
DOUG SMITH